Exhibit 2.2

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Amendment to the Agreement and Plan of Merger dated May 12, 2011 (the “Merger Agreement”) by and among Advent Software, Inc. (“Parent”), Birdie Acquisition LLC, Black Diamond Performance Reporting, LLC (the “Company”), and, with respect to Article VII, Article VIII and Article IX only, Reed Colley, as the Securityholders’ Representative and U.S. Bank National Association, as Escrow Agent is made and entered into as of June 1, 2011.

1.  Pursuant to Section 8.3 of the Merger Agreement, Section 1.6(a)(xlii) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(xlii) “Merger Consideration” shall mean an amount of cash equal to $73,000,000 minus (i) the sum of (1) the amount of all Change of Control Payments in excess of (A) $500,000 minus (B) Transaction Payroll Taxes, if any, (2) the amount of Transaction Expenses set forth in the Statement of Expenses and (3) the amount of the 2011 Bonus Plan, plus (ii) the aggregate exercise price of all Company Options that are cancelled or terminated and exchanged pursuant to Section 1.6(c) hereof.”

2.  Pursuant to Section 8.3 of the Merger Agreement, Section 5.15(a)(i) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(i)    Unless otherwise required by the IRS or any other applicable taxing authority, the parties agree to treat and report the Merger for U.S. federal and, to the extent applicable, state income tax purposes as (A) a taxable sale of the Company’s assets to Parent for a purchase price equal to the Merger Consideration increased by the amounts referred to in clauses (i)(1), (i)(2), (i)(3) and decreased by the amount referred to in clause (ii) of the definition of such term in Section 1.6 (a) (xlii) plus any liabilities of the Company assumed by the Surviving Company in connection with the Merger or to which the Company’s assets are subject in the hands of the Surviving Company as of the Closing, (B) a payment by the Company (and not by the Surviving Company or Parent) of the amounts referred to in clauses (i)(1), (i)(2), and (i)(3) of the definition of the term Merger Consideration in Section 1.6 (a) (xlii), and (C) liquidation of the Company. Parent, the Company, and the Unitholders shall not take any actions or positions inconsistent with the obligations of the parties with respect to Tax matters set forth herein.”

3.  The other terms and provisions of the Merger Agreement shall otherwise remain in full force and effect without amendment.

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ADVENT SOFTWARE, INC.		BLACK DIAMOND PERFORMANCE REPORTING, LLC

By	/s/ Stephanie G. DiMarco	By	/s/ Reed Colley

Name: Stephanie G. DiMarco		Name: Reed Colley

Title Chief Executive Officer		Title: Chief Executive Officer

BIRDIE ACQUISITION LLC		SECURITYHOLDERS’ REPRESENTATIVE

By:	/s/ Randall Cook	By	/s/ Reed Colley

Name: Randall Cook		Name Reed Colley

Title: General Counsel and Secretary

[SIGNATURE PAGE TO AMENDMENT TO AGREEMENT AND PLAN OF MERGER]